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                                                                  EXHIBIT 23.1.2


BDO          BDO Seidman, LLP                     1700 Market Street, 29th Floor
             Accountants and Consultants          Philadelphia, PA 19103-3962
                                                  Telephone:  (215) 636-5500
                                                  Fax:  (215) 636-5501



Consent of Independent Certified Public Accountants


American Business Financial Services, Inc.
Bala Cynwyd, Pennsylvania


We hereby consent to the incorporation in the Prospectus Supplement of Prudential Securities Secured Financing Corporation relating to the ABFS Mortgage Loan Trust 2000-3 of our report dated September 21, 2000, relating to the balance sheet of ABFS Mortgage Loan Trust 2000-3 as of September 21, 2000.




                                           BDO Seidman, LLP


Philadelphia, Pennsylvania
September 21, 2000


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